DUC Dec 06 N-SAR

Question 77 I attachment

On October 25, 2006, the registrant issued 7,600 auction market preferred shares (“AMPS”), consisting of 3,800 Series T7 AMPS and 3,800 Series TH AMPS, in each case having a liquidation preference of $25,000 per share. The sections entitled “Description of AMPS” and “The Auction” in the registrant’s prospectus relating to the AMPS (the “AMPS Prospectus”) are hereby incorporated herein by reference. The AMPS Prospectus was filed electronically with the Securities and Exchange Commission pursuant to Rule 497(h) under the Securities Act of 1933, as amended, via EDGAR on October 24, 2006 (Accession No. 0001193125-06-213656).